As Filed with the Securities and Exchange Commission on May 26, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

DIODES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2039518 (I.R.S. Employer Identification No.)

4949 Hedgcoxe Road, Suite 200 Plano, Texas (Address of Principal Executive Offices)	75024 (Zip Code)

Diodes Incorporated 2022 Equity Incentive Plan

(Full title of the plan)

Brett Whitmire
Chief Financial Officer

Diodes Incorporated
4949 Hedgcoxe Road, Suite 200
Plano, Texas, 75024

(Name and address of agent for service)

(972) 987-3900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

This Registration Statement on Form S-8 is being filed to register 7,000,000 shares of common stock, par value $0.66 2/3 per share, of Diodes Incorporated, a Delaware corporation (the “Registrant”), as approved by the stockholders at the Registrant’s 2022 annual meeting of stockholders held on May 25, 2022, and reserved for issuance under the 2022 Plan.

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows the Registrant to “incorporate by reference” the information that the Registrant files with them, which means that the Registrant can disclose important information by reference to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information.  The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 18, 2022 (the “Annual Report”);
(b)

The information specifically incorporated by reference in the Registrant’s Annual Report from the Registrant’s Definitive Proxy Statement on Schedule 14A relating to the Registrant’s 2022 annual meeting of stockholders, filed with the SEC on April 14, 2022;

(c)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s latest Annual Report, namely:

(i)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, as filed with the SEC on May 4, 2022; and
(ii)	Current Reports on Form 8-K, as filed with the SEC on January 4, 2022 and March 8, 2022.
(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 15, 2000, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents, provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in summary, that the directors and officers of the Registrant may, under certain circumstances, be indemnified by the Registrant against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Registrant, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.  No indemnification shall be made, however, against expenses with respect to any claim issued or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Registrant are entitled to such indemnification by the Registrant to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) any transaction from which the director derived an improper personal benefit.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions.  A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Registrant’s Certificate of Incorporation includes a provision that requires the Registrant to indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law.

The Registrant has entered into agreements to indemnify its directors and executive officers (pursuant to the form of agreement in Exhibit 10.5 to the Registrant’s Form 8-K filed with the SEC on September 2, 2005) to the fullest extent authorized or permitted by the Delaware General Corporation Law or other statutes of Delaware having similar import and effect.  These indemnification agreements, among other things, indemnify the Registrant’s directors and executive officers for certain expenses and liabilities (including attorneys’ fees), judgments, fines and settlement amounts incurred by such persons.  In accordance with the indemnification agreements, the Registrant may also obtain an insurance policy pursuant to which the directors and executive officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or executive officers.

The foregoing summaries are subject to the complete text of the statute, the Registrant’s Certificate of Incorporation, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Document

4.1

Certificate of Incorporation of Diodes Incorporated, as amended (incorporated by reference to Exhibit 3.1 of the Diodes Incorporated Annual Report on Form 10-K filed with the SEC on February 20, 2018).

4.2	Amended By-Laws of Diodes Incorporated (incorporated by reference to Exhibit 3.1 of the Diodes Incorporated Current Report on Form 8-K filed with the SEC on January 11, 2016).
4.3

Form of Certificate for Common Stock, par value $0.66 2/3 per share (incorporated by reference to Exhibit 4.1 of the Diodes Incorporated Registration Statement on Form S-3 filed with the SEC on August 25, 2005).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.*
23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).*
99.1	Diodes Incorporated 2022 Equity Incentive Plan.*
99.2	Diodes Incorporated 2022 Equity Incentive Plan – Form of Stock Unit Agreement.*
107	Filing Fee Table*

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description of Document
4.1

Certificate of Incorporation of Diodes Incorporated, as amended (incorporated by reference to Exhibit 3.1 of the Diodes Incorporated Annual Report on Form 10-K filed with the SEC on February 20, 2018).

4.2	Amended By-Laws of Diodes Incorporated (incorporated by reference to Exhibit 3.1 of the Diodes Incorporated Current Report on Form 8-K filed with the SEC on January 11, 2016).
4.3

Form of Certificate for Common Stock, par value $0.66 2/3 per share (incorporated by reference to Exhibit 4.1 of the Diodes Incorporated Registration Statement on Form S-3 filed with the SEC on August 25, 2005).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.*
23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).*
99.1	Diodes Incorporated 2022 Equity Incentive Plan.*
99.2	Diodes Incorporated 2022 Equity Incentive Plan – Form of Stock Unit Agreement.*
107	Filing Fee Table*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 25, 2022.

DIODES INCORPORATED

By /s/ DR. KEH-SHEW LU

Dr. Keh-Shew Lu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Keh-Shew Lu, President and Chief Executive Officer, and Brett Whitmire, Chief Financial Officer, his true and lawful attorneys-in-fact and agents, each acting individually, with full power of substitution, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement on Form S-8 and to perform any acts necessary in order to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ DR. KEH-SHEW LU Dr. Keh-Shew Lu	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)	May 25, 2022

/s/ BRETT R. WHITMIRE Brett R. Whitmire	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2022

/s/ ANGIE CHEN BUTTON Angie Chen Button	Director	May 25, 2022

/s/ WARREN CHEN Warren Chen	Director	May 25, 2022

/s/ MICHAEL R. GIORDANO Michael R. Giordano	Director	May 25, 2022

/s/ PETER M. MENARD Peter M. Menard	Director	May 25, 2022

/s/ CHRISTINA WEN-CHI SUNG Christina Wen-chi Sung	Director	May 25, 2022

/s/ MICHAEL K.C. TSAI Michael K.C. Tsai	Lead Director	May 25, 2022

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